EXHIBIT 1
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                              SETTLEMENT AGREEMENT
                              --------------------

         THIS SETTLEMENT AGREEMENT is made this 19th day of August, 2002, by and among Commodore Applied Technologies, Inc. for itself and on behalf of its officers, directors, agents, attorneys, and employees (hereinafter "Commodore"), William J. Russell ("Russell"), Tamie P. Speciale ("Speciale") and Dispute Resolution Management, Inc. for itself and on behalf of its officers, directors, agents, and employees ("DRM").

1.       Recitals.
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         (A) On or about August 30, 2000,  Commodore entered into an Amended and
Restated Stock Purchase Agreement (the "Agreement") with Russell, Speciale and DRM.

         (B) Commodore breached its obligation under Paragraph 7.2(b) of the Agreement, thereby giving Russell and Speciale the right to foreclose on the DRM stock and the Commodore stock (the "Collateral") pursuant to Paragraph 6 of the Pledge and Security Agreement attached as Exhibit D to the Agreement.

         (c) On May 12, 2002, Russell and Speciale gave notice to Commodore of their intent to foreclose on the Collateral..

         (D) On July 3, 2002, Russell and Speciale sent a notice to Commodore of their intent to conduct a foreclosure sale on the Collateral on July 17, 2002.

         (E) On July 12, 2002, Commodore filed a Complaint and a Motion for Temporary Restraining Order against Russell, Speciale, and DRM requesting that the United States District Court for the Southern District of New York in Case No. 02 CV 5341 (the "Litigation") temporarily restrain and preliminarily enjoin Russell and Speciale from conducting the foreclosure sale of the Collateral.

         (F) At a hearing on July 16, 2002, Judge Denny Chin of the United State District Court for the Southern District of New York denied Commodore's Motion for a Temporary Restraining Order.

         (G). On July 17, 2002, Russell and Speciale conducted a foreclosure sale of the Collateral. Russell and Speciale were the successful bidders for the Collateral.

         (H) Commodore is indebted to DRM for loans totaling approximately $1,100,000.

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         (I) The parties to this Settlement  Agreement  desire to compromise and settle all disputes and controversies between them in accordance with the terms and conditions hereinafter set forth.

         NOW, THEREFORE, IN CONSIDERATION OF THE PAYMENTS, PROMISES, CONVENANTS AND MUTUAL AGREEMENTS AS SET FORTH BELOW, THE PARTIES HERETO AGREE AS FOLLOWS, AND HEREBY STIPULATE THAT SUCH CONSIDERATION SHALL BE DEEMED TO BE SUFFICIENT:

         (1) At Closing, Commodore shall deliver the executed Notice of Dismissal with Prejudice of the Litigation in the form attached hereto as Exhibit A.

         (2) At Closing, Commodore, Russell, Speciale, and DRM shall exchange mutual releases in the form attached hereto as Exhibits B and C.

         (3) Commodore acknowledges that Russell and Speciale have previously returned to Commodore 4,750,000 shares of Commodore's common stock. At Closing, Russell agrees to return to Commodore an additional 1,187,500 shares of Commodore's common stock.

         (4) Russell and Speciale waive any right they may have to seek and enforce any deficiency judgment against Commodore to which they may be entitled after the foreclosure sale on the Collateral.

         (5) At Closing or as soon thereafter as practicable, but in no event later than September 30, 2002, Commodore shall issue to DRM 800,000 shares of Series H Convertible Preferred Stock (par value $1.00) (the "Preferred Stock") having the following rights:

              (a) The conversion feature would first be exercisable on June 30, 2003.

              (b) Only 80,000 shares of the Preferred Stock shall be convertible in any calendar quarter subsequent to June 30, 2003, and the remaining balance may be converted on or after August 1, 2005.

              (c) The conversion price of the Preferred Stock shall be determined by the average closing price of Commodore's common stock in the previous 30 trading days, but in no event shall the conversion price be less than $.20 per share.

              (d) The Preferred Stock shall have an annual dividend of 3%, payable in the Preferred Stock within 30 days of the end of Commodore's fiscal year.

              (e)    The Preferred Stock shall not be assignable.


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              (f)    Commodore shall file such  appropriate  documentation as is necessary with the  Securities and Exchange  Commission and
                     any  listing   exchange  to  insure  that  the   underlying
                     Commodore common stock is registered and fully tradable.

         (6) At the time of the delivery of the Preferred Stock, DRM shall provide a proxy to Shelby Brewer ("Brewer") in the form attached hereto as Exhibit D. The proxy shall terminate in the event that Brewer is no longer the Chief Executive Officer of Commodore or shall expire automatically on the sooner of August 1, 2004 or when such shares subject to the proxy are no longer owned by DRM.

         (7) Closing shall be at the offices of Lindquist & Vennum, 4200 IDS Center, Minneapolis, Minnesota, on or before August 23, 2002. The Closing may be conducted by U.S mail, e-mail or fascimile.

         (8) This Settlement Agreement is made pursuant to and shall be governed by the laws of the State of Utah.

         (9) Neither this Settlement Agreement nor any provisions of this Settlement Agreement can be modified or waived in any part, except by an agreement in writing signed by each of the parties hereto, expressly consenting to such modification or waiver.

         (10) All parties hereto do hereby acknowledge and agree that they have been represented by independent counsel of their own choice throughout all negotiations which preceded the execution of this Settlement Agreement, and that they have executed this Settlement Agreement with the consent and upon the advice of said independent counsel.

         (11) The parties  hereto  understand,  acknowledge  and agree that this
Settlement   Agreement   shall  inure  to  the  benefit  of  their   successors,
administrators, executors, representatives, heirs, and assigns.

         (12) Any dispute arising under this Settlement Agreement, including any dispute regarding the application or interpretation of this Settlement Agreement, shall be resolved by binding arbitration under the supervision of the American Arbitration Association pursuant to its rules for resolution of commercial disputes. Any such proceeding shall be conducted in Salt Lake City, Utah.

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                                 SIGNATURE PAGE

                                            Commodore Applied Technologies, Inc.
Dated:  August 19, 2002                     By:  s/s Shelby T. Brewer
        ---------------                          --------------------

                                            Its: Chairman and CEO



Dated: August 19, 2002                      s/s William J. Russell
       ---------------                      ----------------------
                                                 William J. Russell



Dated: August 19, 2002                      /s/ Tamie P. Speciale
       ---------------                          ---------------------
                                                 Tamie P. Speciale



Dated: August 19, 2002                      Dispute Resolution Management, Inc.
       ---------------                      -----------------------------------

                                            By: William J. Russell

                                            Its: Chairman and CEO